DIRTT Announces Results of Special Meeting of Shareholders

CALGARY, ALBERTA, September 20, 2024 – DIRTT Environmental Solutions Ltd. (“DIRTT”) (TSX: DRT) (OTC: DRTTF) announced today the results of its special meeting of shareholders held on September 20, 2024 (the “Shareholders Meeting”).

At the Shareholders Meeting, shareholders of DIRTT voted in favour of ratifying, confirming and approving the Amended and Restated Shareholder Rights Plan Agreement dated as of August 2, 2024, between DIRTT and Computershare Trust Company of Canada, as Rights Agent (the “Rights Plan”).

The detailed results of the vote on the Rights Plan are as follows:

RATIFICATION, CONFIRMATION AND APPROVAL OF THE RIGHTS PLAN

VOTES FOR	% FOR	VOTES AGAINST	% AGAINST
148,572,128	92.27	12,452,171	7.73

The Rights Plan was also approved by disinterested shareholders (in accordance with the rules of the Toronto Stock Exchange).

About DIRTT

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve.

Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com